Exhibit 99.1


CAUTIONARY STATEMENTS REGARDING "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.


         From time to time, Hungarian Telephone and Cable Corp. ("HTCC" or the "Registrant" and, together with its consolidated subsidiaries, the "Company") issues statements in public filings or press releases, or makes oral statements through an authorized officer of the Company, that may be considered forward looking. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, filed herewith as an exhibit are a number of cautionary statements identifying certain factors that could cause the Company's actual results to differ materially from those projected in forward-looking statements made by, or on behalf of, the Company.

         The Company, through its four majority-owned operating subsidiaries (Kelet-Nograd Com Rt. ("KNC"), Raba Com Rt. ("Raba-Com"), Papa es Tersege Telefon Koncesszios Rt. ("Papatel"), and Hungarotel Tavkozlesi Rt. ("Hungarotel") each, an "Operating Company" and together, the "Operating Companies") is engaged principally in the provision of non-cellular local voice telephone services in five defined regions within the Republic of Hungary, and, therefore, is subject to certain unique business, legal, economic, political, cultural, and other factors that may affect the Company's results of operations and financial condition.

         Forward-Looking Statements; Cautionary Statement. When used anywhere in future filings by the Company with the Securities and Exchange Commission, in the Company's press releases and in oral statements made with the approval of an authorized executive officer of the Company, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "project," "outlook," or similar expressions (including confirmations by an authorized executive officer of the Company of any such expressions made by a third party with respect to the Company) are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. These risk factors are described below. The Company specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of such statements.

         The Company wishes to caution readers that the following important factors, among other things, in some cases have affected, and in the future could affect, the Company's actual results and could cause the Company's actual consolidated results for the Company's current quarter and beyond, to differ materially from those expressed in

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any forward-looking statements made by, or on behalf of, the Company.

Hungarian Economic, Political and Legal Considerations

         As substantially all of the Company's operations are located in the Republic of Hungary, the Company's operations, financial condition and the market prices of its common stock will be affected by political, economic and legal developments in or affecting Hungary.

         In 1989, Hungary became a multiparty constitutional republic and began the process of implementing a plan to transform its economy from one that was centrally planned to one that is market oriented. This process is expected to continue. To support and implement the new economic system, Hungary has substantially revised its laws and regulations, and continues to do so. There can be no assurance regarding the degree to which such changes will continue to be realized or implemented or as to the development of additional laws that may affect the Company and its operations. In addition, Hungary's laws, including laws governing telecommunications, will require substantial revision as part of Hungary's transition to a market economy and to meet European Union ("EU") standards, as may be in force from time to time. The Hungarian government is currently working on new legislation for 2002 to further liberalize the telecommunications marketplace in accordance with EU standards. The regulation of telephony, cable television and the Internet would be affected. There can be no assurance regarding the effect of such changes on the Company or its licenses, including the exclusivity provisions thereof.

         Although Hungary is developing institutions and a legal and regulatory system characteristic of parliamentary democracies, these institutions and systems lack institutional history and regularly observed procedural safeguards. Corporate, contract, property, bankruptcy, competition, securities and other laws and regulations have been, and continue to be, substantially revised. Existing laws and regulations may be applied inconsistently in some circumstances and it may not be possible to obtain swift and equitable enforcement of the law. As a result, and for a variety of other reasons, shifts in government policy and regulation are possible. There can be no assurance, therefore, that the political framework in Hungary will continue to foster the development of private enterprise.

         Due to these factors, significant uncertainties exist with respect to the future governance of, and economic policies in, Hungary. The process of converting to a free market economy has affected, and will continue to affect, consumer prices, gross domestic product and interest rates in Hungary, all of which will affect Hungarian businesses, including the Operating Companies. There can be no assurance that the significant social, political and economic changes which Hungary has experienced recently, and which are expected to continue, will not have a material adverse effect on the Company and its investors, including the Company's ability to successfully operate its telecommunications networks in Hungary.


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Inflation, Economic Growth, Local Currency Devaluation, Interest Rate and
Exchange Risks

         Since 1995, the Hungarian government has embarked on an economic stabilization effort aimed at putting the economy on a sustainable path of low-inflationary growth. Hungary has experienced the following annual GDP growth rates since the initiation of that effort: 1.7% in 1995; 1.3% in 1996; 3.5% in 1997; 5% in 1998; 4.9% in 1999; and 5.3% in 2000. The unemployment rate has gradually decreased from 11.1% in 1995 to 6.4% in 2000. The Hungarian inflation rate has been steadily decreasing as well as evidenced by the following declining annual inflation rates: 28.2% in 1995; 23.6% in 1996; 18.2% in 1997; 14.5% in 1998; 10.0% in 1999; and 9.8% in 2000. It is the stated policy goal of the Hungarian government to keep inflation in the 8% to 9% range in 2001. There can be no assurance that these key economic barometers can continue to improve in the future which could have a material impact on the Company's financial performance and prospects. While the Company has the ability to increase the prices it charges for its services commensurate with increases in the Hungarian Consumer Price Index ("CPI") as adjusted pursuant to its licenses from the Hungarian government, it may choose not to implement the full amount of the increase permitted due to competitive and other concerns. In addition, the rate of increase in the Hungarian CPI may be less than the rate at which the Hungarian forint devalues. As a result, the Company may be unable to generate cash flows to the degree necessary to meet its obligation in currencies other than the Hungarian forint.

         The Company's Hungarian operations, including all revenues and approximately 84% of operational costs are Hungarian forint based and therefore subject to exchange rate variability between the Hungarian forint and the U.S. dollar. In addition, certain of the Company's balance sheet accounts are expressed in foreign currencies other than the Hungarian forint, the Company's Hungarian subsidiaries' functional currency. Accordingly, when such accounts are converted into Hungarian forints, the Company is subject to foreign exchange gains and losses which are reflected as a component of net income or loss. Therefore, when such non-forint denominated debt is converted into Hungarian forints, the Company reports foreign exchange losses on its consolidated financial statements when the Hungarian forint devalues against such non-forint currencies during a reporting period. Due to the strengthening of the U.S. dollar on international currency markets during the last fiscal year, the Hungarian forint/U.S. dollar exchange rate increased to 284.73 as of December 31, 2000, as compared to an exchange rate of 252.52 as of December 31, 1999, an effective year-on-year devaluation of 12.8%. If the Hungarian forint continues to decline against the U.S. dollar, the Company would suffer foreign exchange losses which will affect its reported financial results. Given that the Company's debt obligations include euro and U.S. dollar denominated debt, if a 1% change in Hungarian forint/euro exchange rates were to occur, the Company's exchange rate risk would increase or decrease by approximately $776,000 annually based upon the Company's March 31, 2001 debt level. If a 1% change in Hungarian forint/U.S. dollar

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exchange rates were to occur, the Company's exchange rate risk would increase or decrease by approximately $250,000 annually.

         In addition to the impact of foreign currency exchange rate fluctuations, the Company is affected by interest rate changes. These risks are somewhat mitigated by several factors, including the Hungarian National Bank policy to peg the Hungarian forint and the telecommunications pricing law. The "crawling peg" policy of the National Bank of Hungary maintains a scheduled daily devaluation of the Hungarian forint which has been pegged 100% to the euro since January 1, 2000. For the first quarter of 2001, the Hungarian government's devaluation policy was 0.3% per month. The monthly planned devaluation rate was decreased as of April 1, 2001 to 0.2% per month for the Hungarian forint, which would total approximately 2.7% for 2001. In May 2001, the National Bank of Hungary widened the trading band from +/- 2.25% of the mid-point of the band to +/- 15%. The telecommunications pricing law allows prices to increase by the Consumer Price Index (CPI), adjusted for an efficiency factor of 2% in 2000 and 2.9% in 2001. Thus, to the extent that adjusted CPI follows devaluation, and to the extent the Company elects and is able to increase its revenues proportionate to increases in the CPI, increases in revenues will somewhat mitigate exchange rate risk. There can be no assurance, however, that the planned devaluation can be implemented or that the Company can increase its rates by the amounts permitted.

         The debt obligations of the Company are Hungarian forint, euro and U.S. dollar denominated. The interest rate on the Hungarian forint debt obligations is based on the Budapest Bank Offer Rate (BUBOR). The interest rates on the euro and U.S. dollar denominated obligations are based on EURIBOR and USD LIBOR, respectively. Over the medium to long term, the BUBOR rate is expected to follow inflation and devaluation trends and the Company does not currently believe it has any material interest rate risk on any of its Hungarian forint denominated debt obligations. If a 1% change in the BUBOR interest rate were to occur, the Company's interest expense would increase or decrease by approximately $0.3 million annually based upon the Company's March 31, 2001 debt level. If a 1% change in EURIBOR interest rates were to occur, the Company's interest expense would increase or decrease by approximately $0.8 million annually based upon the Company's March 31, 2001 debt level. If a 1% change in USD LIBOR interest rates were to occur, the Company's interest expense would increase or decrease by approximately $0.3 million annually based upon the Company's March 31, 2001 debt level. Therefore, there can be no assurance that future interest rate changes will not adversely affect the Company.

Government Regulation; Terms of Concession Contracts

     General

         The Company's operations in Hungary are subject to Hungarian laws and regulations relating to the establishment and operation of telecommunications systems, including the Hungarian Telecommunications Act of 1992 (the "Hungarian Telecom

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Act") and subsequent decrees and regulations.

         During 2000 the Hungarian government moved the telecommunications portfolio from the Ministry of Transportation, Telecommunications and Water Management (the "TTW Ministry") to the Prime Minister's Office. The Prime Minister's Office is headed by the Chancellor (who is effectively the Deputy Prime Minister) and the Chancellor now has ministerial responsibility for telecommunications. An Information Technology Commissioner was appointed to assist the Chancellor. The Hungarian government is currently working on new legislation for 2002 to further liberalize the telecommunications market in accordance with European Union standards. The regulation of telephony, cable television and the Internet would be affected. However, the Company does not expect that the exclusivity period of its concession rights will be affected.

         The Prime Minister's Office sets the maximum rates and fees that the providers of non-cellular local voice telephone service (including the Operating Companies, they are hereinafter referred to as the "LTOs") may charge subscribers. In addition, the Prime Minister's Office establishes the revenue sharing arrangement between the Operating Companies and Magyar Tavkozlesi Rt. ("Matav"), the formerly State-controlled monopoly telephone company (in its capacity as the operator of Hungary's national telephone network, through which domestic long distance and international long distance service is provided).

     Concession Contracts

         The Operating Companies' rights to provide non-cellular local voice telephone services in the Operating Areas are governed by concession contracts entered into with the TTW Ministry (the "Concession Contracts"). The Concession Contracts are for terms of 25 years, which may be extended by the Prime Minister's Office without conducting a new auction, under certain conditions, for an additional 12 1/2 years. The Concession Contracts require the Operating Companies, among other things, to: (i) pay certain royalty fees and make certain social and educational contributions; (ii) refrain from changing the share ownership of the Operating Companies by more than 10% without the prior written consent of the Ministry; (iii) satisfy specified percentages of subscriber demand for telephone service within specified time frames; (iv) provide certain services and monetary and other support to the Operating Areas; and (v) meet certain minimum requirements for installing new access lines in their respective Operating Areas. HTCC, as the majority shareholder of each Operating Company, has guaranteed the Operating Companies' obligations under the Concession Contracts.

         To date, the Company has substantially met the requirements of the Concession Contracts. However, there can be no assurance that each of the Operating Companies will be able to meet such requirements in the future or, if any of the Operating Companies does not meet such requirements, that it will be able to obtain a waiver on terms acceptable to the Company. To the extent not waived by the Prime Minister's Office, a

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breach of any of the Concession Contracts, including a breach of the Hungarian equity ownership requirements discussed below, could have a material adverse effect on the Company, including possible termination of such Concession Contract, which would result in the Operating Company forfeiting its concession rights and ceasing its operations.

     Hungarian Equity Ownership Requirements

         The TTW Ministry stipulated in the Concession Contracts for Hungarotel and Papatel, as amended on June 3, 1996, that each of the Operating Companies must meet certain Hungarian ownership requirements so that by the seventh year anniversary of such amendments (June 3, 2003) of their Concession Contracts, Hungarian ownership must consist of 25% plus one share of the relevant Operating Company. For the first three months after assuming operations of an Operating Area from Matav, no Hungarian ownership was required. For the seven-year period ending June 3, 2003, Hungarian ownership must be at least 10%, except that during such period, such ownership may be reduced to as low as 1% for a period of up to two years. During such seven-year period, while the Hungarian ownership block is required to be at least 10%, such Hungarian owners of a 10% equity holding in an Operating Company must have voting power of at least 25% plus one share, thus providing Hungarian owners the right to block certain transactions which, under Hungarian corporate law, require a supermajority (75%) of stockholders voting on the matter, such as mergers and consolidations, increases in share capital and winding-up.

         For these purposes, Hungarian ownership of shares means shares owned by Hungarian citizens. Shares owned by a corporation are considered Hungarian owned only in proportion to the Hungarian ownership of such corporation. The LTOs can also fulfill the 25% plus one share Hungarian ownership requirement by listing such shares on the Budapest Stock Exchange.

         The equity ownership requirements and exceptions described above are contained in the June 1996 amended Concession Contracts for Hungarotel and Papatel. The equity ownership requirements expressly set forth in KNC's and Raba-Com's Concession Contracts call for a strict 25% plus one share Hungarian ownership requirement. However, the TTW Ministry has stated, pursuant to a letter dated September 18, 1996, that it intends that all of the Operating Companies be treated equally with respect to such ownership requirements and, therefore, the Company deems these Hungarian ownership requirements for Papatel and Hungarotel applicable to KNC and Raba-Com as well.

         If the Hungarian ownership does not meet the required levels, the LTO is required to give notice to the Prime Minister's Office, which may then require the LTO to rectify the situation within three months, or a shorter period if it is determined that there has been a delay in the required notification. With respect to the Company, Postabank, a Hungarian commercial bank, owns approximately 20.1% of HTCC's common stock. HTCC is the majority owner of all of the Operating Companies. Therefore, the TTW

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Ministry deemed the Company in compliance with the current 10% ownership requirement. In the event that the Prime Minister's Office adopts new Hungarian equity ownership requirements, the Company will formulate plans to meet any such Hungarian equity ownership requirements. Failure to do so, or failure to comply with the greater than 25% Hungarian ownership requirement at the end of the seven-year period, which expires in 2003, might be considered a serious breach of a Concession Contract, giving the Prime Minister's Office the right, among other things, to terminate the Concession Contract. There can be no assurance that the Company will be able to increase the Hungarian ownership in the Operating Companies in a manner sufficient to comply with such requirements in the future.

         The Hungarian ownership requirements would effectively give minority Hungarian stockholders in the Operating Companies the ability to block certain corporate transactions requiring the approval of 75% of stockholders voting on the matter, including mergers and consolidations, increases in share capital and winding-up. In addition, unless the Hungarian ownership requirements are formally changed, compliance could result in a reduction in the Company's ownership in the Operating Companies, and, consequently, the Company's share of income, if any, or loss of the Operating Companies will be reduced proportionately.

         New regulations for the liberalized Hungarian telecommunications market may remove the Hungarian ownership requirement, but neither the content, effect or timing of any new regulations are known by the Company at this time.

     Hungarian Taxation

         The payment of dividends by the Operating Companies and the payment of Hungarian income taxes by the Operating Companies currently are subject to partial "tax holidays" through December 31, 2003. Hungary's income tax law, however, is subject to change and, therefore, there can be no assurance that such holidays will remain in effect for the Operating Companies through such period.

         The operations of the Company's Hungarian subsidiaries, including the Operating Companies, are subject to Hungarian corporate income tax. Generally, Hungarian corporations are subject to tax at an annual rate of 18.0%. Companies which fulfilled certain criteria became entitled to a 100.0% reduction in income taxes for the five year period ending December 31, 1998 and a 60.0% reduction in income taxes for the subsequent five year period ending December 31, 2003, provided certain criteria continue to be met. The Operating Companies are currently eligible for such tax treatment. However, the corporate income tax is periodically reviewed and subject to change. Any tax increase or change in the tax exempt status of the Operating Companies could have a material adverse effect on the Company.

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Limited Exclusivity Rights; Competition

         Hungary is divided into 54 telecommunications services areas for the provision of non-cellular local voice telephone services. Of those 54 areas, Matav controls or has an interest in the concessions for 39 of those areas. Of the remaining 15 service areas, Vivendi Telecom Hungary has the concessions for 9 areas and the Company has the concessions for 5 areas. Matav is the exclusive provider of non-cellular long distance and international voice services.

         The Concession Contracts provide for an eight-year period of exclusivity in the provision of non-cellular local voice telephone services, which ends in 2002, while the initial 25-year terms of the Concession Contracts are scheduled to expire in 2019. Other telecommunications service providers presently are permitted to apply for licenses to provide non-exclusive services (e.g., data transmission and voice mail) throughout Hungary, including the Operating Areas. In addition, beginning in 2002, other competitors may choose to enter the non-cellular local voice telephone services market, but the terms and conditions upon which such market entry will be effected are today unclear.

         In 1998, the TTW Ministry awarded Pan-Tel the license to provide non-exclusive telecommunications services such as data transmission and voice mail. The current shareholders of Pan-Tel include MAV Rt. (the Hungarian railway company, "MAV"), PT Investment Holding Company and KPN NV (the Dutch telephone company). Pan-Tel has substantially built a nationwide fiber optic backbone network along the rights-of-way of MAV. Pan-Tel is currently providing business communications services such as digital data, fax and video transmission using Internet Protocol ("IP") data transmission technology, primarily to large customers. Pan-Tel focused on the large, multinational companies and government organizations as its initial target market. In 1999, the Hungarian government granted Pan-Tel two separate licenses to provide IP-based voice services to residential and business customers. The Hungarian government determined that such service did not violate Matav's monopolistic voice concession since voice-over IP is considered "data transfer". Matav, some of the other LTOs (including the Operating Companies), and certain newer entrants into the marketplace have initiated voice-over IP services. Pan-Tel also owns a majority stake in one of Hungary's largest Internet Service Providers.

         The Company faces competition from four cellular providers. Historically, the airtime and monthly fees charged by the cellular operators are generally more than the fees for comparable services charged by the Company. The cellular telephone providers are, however, currently deploying various discounted pre-paid plans, which make pricing comparisons difficult.

         Other Hungarian telecommunications providers, and potential providers, include the following entities which have either entered, or plan to enter, the telecommunications

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marketplace, particularly the business marketplace: Novacom Telecommunications
Kft., which is owned by affiliates of RWE Telliance AG, a German telecommunications company, EnBW AG, a German electricity provider and Elmu Rt., the Hungarian electricity distributor ("Elmu"), is expanding the fiber optic infrastructure of Elmu; GTS Hungary Kft. ("GTS") which provides data transmission services through a nationwide microwave network and a satellite based network (GTS also owns one of the leading Hungarian Internet Service Providers); Antenna Hungaria, the national broadcaster which is still controlled by the state; Global One Telecommunications Kft., which provides IP-based data transmission services; Ireland-based eTel Hungary, which is targeting the corporate market; BT Hungaria, an affiliate of British Telecom; Sweden's Telia AB; the Hungarian oil and gas company MOL Rt; Germany's Infigate GmbH; and U.S.-based UUNet, an affiliate of MCI WORLDCOM.

         The Hungarian government is in the process of revising its laws regarding the regulation of the telecommunications market in Hungary in accordance with European Union standards. The regulation of telephony, cable television and the Internet would be affected. The Company does not expect that the exclusivity period of its concession rights, which expire in 2002, will be affected. However, the outcome of any future telecommunications laws can not be predicted with any certainty at this point in time.

         Hungary's application for membership in the European Union (the "EU") was accepted. Hungary is now in the process of negotiating the terms of its accession into the EU. The EU has adopted numerous directives providing for an open telecommunications market among its member nations. Hungary is not expected to become a member of the European Union until 2003 at the earliest by which time the exclusivity rights of the LTOs and Matav will have expired.

New Telecommunications Legislation

         The Company and the other providers of non-cellular local voice telephone services throughout Hungary other than Matav are currently operating under concessions which provide for exclusive rights to provide such services. These exclusivity rights expire in November 2002 except for one concession area operated by Vivendi Telecom Hungary which expires in May 2002. Matav's right to be the exclusive provider of non-cellular long distance and international voice services is set to expire on December 31, 2001. Matav's rights to provide exclusive non-cellular local voice telephone services in 31 concession areas expire on December 31, 2001. Matav's rights to provide exclusive non-cellular local voice telephone services in its remaining 8 concession areas expire in 2002. Because of this and Hungary's progression towards EU membership, Hungary is in the process of revising its telecommunications laws in order to liberalize the telecommunications marketplace to be in compliance with EU standards. Such legislation is supposed to be finalized in 2001. At the present time, the outcome of such future legislation can not be predicted with any certainty. The terms upon which the Company can enter into new markets for local or long distance and international voice services are not known nor are the terms upon which future competitors, including

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Matav, can enter into the Company's concession areas. The effects of such future legislation on the terms of interconnection, access charges to use incumbent providers' networks, universal service, Hungarian ownership requirements, and unbundling of networks and resale rates are also not known at this time. Therefore, the outcome of such legislation could have material adverse effects on the Company.

Tariffs and Interconnection Rates

         The Prime Minster's Office sets the rates that the Company charges its customers for connections to the Company's networks, subscription fees, measured service, and the interconnection arrangements with Matav for long distance and international services. Over the last several years the Hungarian government has embraced a rebalancing policy to provide for greater increases in the charges for subscription fees and local calls than in domestic long distance and international calls. As for the interconnection rates, the Hungarian government's goal has been to regulate the interconnection fees based on internationally accepted benchmarks with a cost-based interconnection fee regime within the parameters of EU standards. The outcome of any future legislation regarding the Company's tariffs or interconnection rates can not be predicted with certainty at this time and such legislation could have a material adverse affect on the Company's business, financial condition and operating results.

Holding Company Structure and Dependence on Cash Flow from Subsidiaries; Restrictions on Payments to HTCC

         HTCC is a holding company, with no business operations or source of income of its own. At present, HTCC's only source of revenues is payments, including repayment of any intercompany loans, payments under its management service agreements and dividends, if any, from the Operating Companies. The Operating Companies' ability to pay dividends or make other capital distributions to the Company is governed by Hungarian law, and is significantly restricted by certain obligations of the Operating Companies. The Operating Companies are the borrowers under a secured syndicated bank credit facility which provides that the Operating Companies can only make distributions to HTCC for limited purposes which does not include dividends.

Restrictions Under Debt Instruments

         The Company's operating and financial performance is subject to covenants contained in certain agreements related to the Company's indebtedness, including its seven-year syndicated secured bank credit facility. Among other things, this facility limits the Company's flexibility to do certain things without the consent of the banks, including certain corporate actions such as incurring additional debt and entering into certain corporate transactions such as mergers, acquisitions and buying and selling assets. These restrictions could limit the Company's ability to respond to adverse changes in economic, regulatory or industry conditions.

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         Such debt obligations are secured by the assets of HTCC and the
Operating Companies, including HTCC's interests in the Operating Companies. Should the Company default on any payment or should any other default occur, such as a breach of any of the covenants or restrictions contained in the Concession Contracts resulting in a termination of a Concession Contract, the Company's creditors would be entitled to invoke their remedies as secured creditors.

Leverage

         As of March 31, 2001, the Company's total consolidated indebtedness was $149.6 million and its total assets were $139.1 million. The Company's high degree of leverage will require that a significant portion of the Company's cash flow be used for debt service and may impair the Company's ability to (i) refinance its existing indebtedness or obtain additional financing to fund its future working capital requirements, (ii) obtain additional financing to make capital expenditures and acquisitions, (iii) withstand adverse economic conditions or take advantage of significant business opportunities that may arise, (iv) invest in new or developing technologies, or (v) respond to changes affecting the implementation of its financing, construction or operating plans.

Development of Market and Market Acceptance

         The Company's revenues are derived primarily from measured service and monthly subscription fees from residential and business and other institutional subscribers (including government institutions) within each of its concession areas and, pursuant to revenue sharing agreements with Matav, from domestic and international long distance service. Given the relatively short history of widespread availability of telecommunications services in Hungary and the limited disposable income of most Hungarians, it is not known to what extent the Company's subscribers will accept or use basic telephony services in the future. Also, other value-added telecommunications services which the Company offers such as call waiting, voice mail, three-way calling, call forwarding and caller ID, and Internet service may be perceived as luxury items and may not be used in the future to the same extent as in Western Europe or the United States. There can be no assurance as to the ultimate level of demand for, or market acceptance of, any of the Company's services.

Relationship with Shareholders

         Currently four shareholders - Tele Danmark (21.3%); Citizens Communications Company (19.1%); Postabank Rt. (20.1%); and the Danish Investment Fund for Central and Eastern Europe (10.6%) - own a majority of the Company's outstanding common stock. Tele Danmark and Citizens Communications each have two representatives on the Company's Board of Directors. If the Company's relationship with any of its key shareholders were materially weakened or terminated, the Company may be adversely affected. The Company's syndicated bank credit facility provides that if prior to the later of December 31, 2001 or the Trigger Date (as defined below), Tele Danmark sells any of

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the shares of Company's common stock that it currently owns or Tele Danmark and the Danish Fund no longer own, in the aggregate, at least 30.1% of the Company's outstanding common stock, the Company would be in default under the credit facility. Tele Danmark and the Danish Fund currently own 31.9% of the Company's outstanding common stock. The Trigger Date is defined as the date on which for the prior two fiscal quarters the Company's debt to EBITDA ratio is less than
3.5 to 1. Following the Trigger Date, Tele Danmark can only transfer its shares with the prior written consent of banks holding at least 66.7% of the Company's outstanding debt under the syndicated bank credit facility. Should any of these events occur without a waiver for such default, the Company would be obligated to repay the outstanding balance on the credit facility. In such event, there can be no assurance that the Company would have the funds to make such repayment or that the Company would be able to raise additional capital to repay such amount. The Company has pledged its assets and its interests in the Operating Companies to secure such debt which assets and interests could be transferred to the creditors in the event that the Company can not repay its obligations under the syndicated bank credit facility.

Rapid Technological Change

         The telecommunications industry is subject to rapid and significant changes in technology. While the Company believes that, in the short term, these changes will neither materially affect the continued use of fiber optic, coaxial, copper cabling or radio technologies nor materially hinder the Company's ability to acquire necessary technologies, the effect of technological changes on the business of the Company and the Operating Companies cannot be predicted. In addition, the cost of implementation of emerging technologies could be significant and the Company's ability to fund such implementation may be dependent on its ability to obtain additional financing.


Low Trading Volume for Common Stock

         Although the Company's common stock is listed on the American Stock Exchange, there has been, and the Company expects that there will continue to be, only limited shares of common stock outstanding and limited trading volume for the common stock. Accordingly, the market price of the Company's common stock may not be reflective of its actual value.

Legal Proceedings

    As reported in the Company's filings with the Securities and Exchange Commission, the Company is involved in various legal proceedings which, if adversely determined, may have a materially adverse impact on the Company's consolidated financial position, results of operations or liquidity.

                                     - 12 -
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New Markets and Services; Existing Customer Retention

    The Company has recently offered new services to its customer base such as Internet Protocol-based voice services and intends to become an Internet Service Provider in all of its concession areas. As the Company enters these new markets, there can be no assurance that the Company can successfully manage its operations in these markets given the Company's lack of experience in offering such services. There can be no assurance that the Company can compete against other potential competitors which may have greater financial, marketing and technical resources than the Company or that the product or service will be accepted in the marketplace at a reasonable price or at all. When the Hungary telecommunications market is liberalized, there can be no assurance that the Company can retain its customers if and when competitors enter the Company's existing markets.

Employee Retention

    Currently, the Company is highly dependent on the services of its President and Chief Executive Officer and certain other key employees. There can be no assurance that the Company can retain the services of such employees or replace them with qualified personnel in the event that the Company loses the services of any such key employee.

Accounting

    The Company's accounting and financial statement reporting must comply with both Hungarian and U.S. regulatory authorities. There can be no assurance that any future changes in such accounting rules would not have a materially adverse affect on the Company's reported financial results.


                                     - 13 -
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